UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

GIGAMON INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

This Schedule 14A filing consists of the following communication relating to the proposed acquisition of Gigamon Inc. (“Company”) by Ginsberg Holdco, Inc. (“Newco”) and Ginsberg Merger Sub, Inc., a wholly-owned subsidiary of Newco (“Merger Sub”) pursuant to the terms of an Agreement and Plan of Merger, dated October 26, 2017 by and among the Company, Newco and Merger Sub:

(1) Reminder Letter to Stockholders dated December 11, 2017.

The item listed above was first used or made available on December 11, 2017.

December 11, 2017

Dear Stockholder:

According to our latest records, we have not yet received your proxy materials for the special meeting of stockholders of Gigamon Inc. to be held on December 22, 2017, the Board of Directors of Gigamon Inc. recommends that stockholders vote in favor of all items in connection with the merger and related proposals.

Since approval of the merger requires the affirmative vote of a majority of the outstanding shares, your vote is important, no matter how many or how few shares you may own. If you fail to vote, it will have the same effect as a vote against the proposed merger. If you have not already done so, please vote TODAY–by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Thank you for your cooperation.

Very truly yours,

Paul A. Hooper

Chief Executive Officer and Director

REMEMBER:

You can vote your shares by telephone, or via the Internet.

Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-888-750-5834.